Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Zebra Technologies Corporation:

We consent to the incorporation by reference in this registration statement on Form S-8 of Zebra Technologies Corporation of our reports dated March 2, 2005, with respect to the consolidated balance sheet of Zebra Technologies Corporation, as of December 31, 2004, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows for years ended December 31, 2004 and 2003, and the related consolidated financial statement schedule, which reports appear in the Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ KPMG LLP

Chicago, Illinois

June 16, 2006